EXHIBIT 16






April 9, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:


                           ROBERTSON-CECO CORPORATION


We have read Item 4 of the Robertson-Ceco Corporation's Form 8-K dated April 8, 1997 and are in agreement with the statements contained in the second and third paragraphs thereof.

Yours very truly,

/s/ Price Waterhouse LLP